Exhibit 5.1

December 20, 2012

Atossa Genetics Inc.

4105 E. Madison Street, Suite 320

Seattle, WA 98112

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed by Atossa Genetics Inc., a Delaware corporation (the “Company”), on the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 1,450,274 shares of the Company’s Common Stock (the “Shares”). The Shares are issuable under the Company’s 2010 Stock Option and Incentive Plan, as amended (the “Plan”).

We are familiar with the actions taken by the Company in connection with the adoption of the Plan. We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law.

For purposes of the opinion expressed below, we have assumed that a sufficient number of authorized but unissued shares of the Company’s Common Stock will be available for issuance when the Shares are issued.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP
Ropes & Gray LLP